Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

WEBMD HEALTH CORP.

at

$66.50 NET PER SHARE

Pursuant to the Offer to Purchase dated August 7, 2017

by

DIAGNOSIS MERGER SUB, INC.

a wholly-owned subsidiary of

MH SUB I, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK
CITY TIME, ON SEPTEMBER 7, 2017, UNLESS THE OFFER IS EXTENDED.

August 7, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 7, 2017 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Diagnosis Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of MH Sub I, LLC, a Delaware limited liability company (“Parent”), to purchase all issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of WebMD Health Corp., a Delaware corporation (“WebMD”), at a purchase price of $66.50 per Share, net to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

Also enclosed is WebMD’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF WEBMD RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of such Shares held by us for your account pursuant to the Offer.

Please note carefully the following:

1.	The Offer Price is $66.50 per Share, net to you in cash without interest, and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.
2.	The Offer is being made for all issued and outstanding Shares.
3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 24, 2017 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, the Purchaser and WebMD, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, the Purchaser will merge with and into WebMD (the “Merger”), without approval of WebMD’s stockholders, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DCGL”), with WebMD surviving as a wholly-owned subsidiary of Parent. As a result of the Merger, Shares will cease to be publicly traded. KKR North America Fund XI L.P. is an affiliate of an alternative investment vehicle that is the controlling stockholder of both Parent and the Purchaser.
4.	The board of directors of WebMD (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of WebMD and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by WebMD of the Merger agreement and the consummation of the Transactions, (iv) resolved that the merger will be effected under Section 251(h) of the DGCL and (v) resolved to recommend that holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.
5.	The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on September 7, 2017, unless the Offer is extended by the Purchaser in accordance with the Merger Agreement. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment, at any time, after October 6, 2017, pursuant to SEC (as defined in the Offer to Purchase) regulations.
6.	The Offer is subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 15—“Certain Conditions of the Offer” of the Offer to Purchase.
7.	Any transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or any administrative or judicial action pursuant thereto. The Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such state.

INSTRUCTION FORM

With Respect to the Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

WEBMD HEALTH CORP.

at

$66.50 NET PER SHARE

Pursuant to the Offer to Purchase dated August 7, 2017

by

DIAGNOSIS MERGER SUB, INC.

a wholly-owned subsidiary of

MH SUB I, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON SEPTEMBER 7, 2017, UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 7, 2017 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Diagnosis Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of MH Sub I, LLC, a Delaware limited liability company, to purchase all issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of WebMD Health Corp., a Delaware corporation, at a purchase price of $66.50 per Share, net to the seller in cash without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledges(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on the undersigned’s behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:         SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signatures(s))

(Please Print Name(s))
Address:

(Include Zip Code)
Area Code and Telephone Number:
Taxpayer Identification Number or Social Security Number: